UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 22, 2020

Marinus Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36576	20-0198082
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Radnor Corporate Center, Suite 500 100 Matsonford Rd Radnor, PA	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 801-4670

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	MRNS	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Reverse Stock Split

On September 22, 2020, Marinus Pharmaceuticals, Inc. (the “Company”) filed a Certificate of Amendment (the “Reverse Stock Split Certificate of Amendment”) to its Fourth Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to effect a one-for-four (1-for-4) reverse stock split (the “Reverse Stock Split”) of the Company’s outstanding shares of common stock, par value $0.001 (the “Common Stock”). As previously announced, on March 31, 2020, the Company’s stockholders approved an amendment to the Company’s Certificate of Incorporation to effect a reverse split of all of the Company’s shares of common stock at a ratio of 1-for-4, and granted authorization to the Company’s Board of Directors (the “Board”) to determine in its discretion the timing of the reverse split on or prior to March 31, 2021. The Board authorized the filing of the Reverse Stock Split Certificate of Amendment on September 17, 2020.

Pursuant to the Certificate of Amendment, effective as of 5:00 p.m. Eastern Time on September 22, 2020, each outstanding share of Common Stock will automatically combine into 1/4 of a share of Common Stock. No fractional shares will be issued as a result of the Reverse Stock Split.  Stockholders who would otherwise hold a fractional share of Common Stock will receive a cash payment in lieu of such fraction of a share of Common Stock.

The Reverse Stock Split affects all of the Company’s issued and outstanding shares of Common Stock. The Reverse Stock Split will also affect the Company’s outstanding Series A Participating Convertible Preferred Stock, stock options and other exercisable or convertible instruments, all of which will be adjusted proportionately to reflect the Reverse Stock Split. Each stockholder's percentage ownership in the Company and proportional voting power remains unchanged after the Reverse Stock Split, except for minor changes resulting from the cashing out of fractional shares.

As a result of the Reverse Stock Split, the number of issued and outstanding shares of Common Stock will be adjusted from 122,301,270 shares to approximately 30.6 million shares.

The Common Stock will begin trading on a post-Reverse Stock Split basis on The Nasdaq Global Market tier of The Nasdaq Stock Market at the open of the market on September 23, 2020. The Company’s trading symbol will remain “MRNS”. The new CUSIP number for the Common Stock following the Reverse Stock Split is 56854Q200.

Decrease in Authorized Shares

As previously announced, on May 27, 2020, the Company's stockholders approved the amendment to the Certificate of Incorporation to increase the number of authorized shares of the Common Stock from 150,000,000 shares to 300,000,000 shares (the “Authorized Share Increase”). In addition, the Company’s stockholders approved an amendment to the Certificate of Incorporation to decrease the number of authorized shares of the Common Stock from 300,000,000 shares to 150,000,000 shares (the “Authorized Share Decrease”), with the Authorized Share Decrease to be effected in the event that both the Authorized Share Increase and the Reverse Stock Split are both effected. On May 27, 2020, the Company filed a Certificate of Amendment to the Certificate of Incorporation effecting the Authorized Share Increase. As a result, in connection with the Reverse Stock Split, on September 22, 2020, the Company also filed a Certificate of Amendment (the “Authorized Shares Certificate of Amendment”) to the Certificate of Incorporation to reduce the number of shares of Common Stock authorized under the Certificate of Incorporation from 300,000,000 shares to 150,000,000 shares. The number of authorized shares of preferred stock under the Certificate of Incorporation was unchanged.

The information set forth herein is qualified in its entirety by the terms contained in the Reverse Stock Split Certificate of Amendment and the Authorized Shares Certificate of Amendment, copies of which are attached to this Current Report on Form 8-K as Exhibit 3.1 and Exhibit 3.2, respectively.

Item 8.01	Other Events.

On September 22, 2020, the Company announced the Reverse Stock Split as described in Item 5.03. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Description
3.1	Certificate of Amendment of the Fourth Amended and Restated Certificate of Incorporation of Marinus Pharmaceuticals, Inc., as amended.
3.2	Certificate of Amendment of the Fourth Amended and Restated Certificate of Incorporation of Marinus Pharmaceuticals, Inc., as amended.
99.1	Press Release, dated September 22, 2020.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARINUS PHARMACEUTICALS, INC.

Date: September 22, 2020	/s/ Edward Smith
Edward Smith
Vice President, Chief Financial Officer, Secretary and Treasurer